EXHIBIT 22.1

                     SUBSIDIARIES OF INTER-TEL, INCORPORATED

         Listed below are all the subsidiaries of Inter-Tel, Incorporated, as well as the jurisdiction under the laws of which each was organized, and the percentage of the outstanding voting stock of each owned by Inter-Tel, Incorporated.

                                           Percentage          State or
                                            of Voting        Jurisdiction
Name                                       Stock Owned      of Organization
----                                       -----------      ---------------

Inter-Tel Integrated Systems, Inc.            100%              Arizona

Inter-Tel Communications, Inc.                100%              Arizona

Inter-Tel Leasing, Inc.                       100%              Arizona

Inter-Tel Midwest, Inc.                       100%              Delaware

Inter-Tel Incorporated-New Jersey             100%              Delaware

Inter-Tel NetSolutions, Inc.                  100%              Texas

Inter-Tel DataCom, Inc.                       100%              Delaware

Southwest Telephone Systems, Inc.             100%              New Mexico

American Telcom Corp. of Georgia, Inc.        100%              Georgia

Access West, Inc.                             100%              Delaware

Inter-Tel Equipment (UK), Ltd.                100%              United Kingdom

Inter-Tel Japan, Inc.                         100%              Japan

Florida Telephone Systems, Inc.               100%              Florida

NTL Corporation dba ComNet of Ohio            100%              Ohio

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